Exhibit 10.2

Five Below, Inc.
1818 Market Street, Suite 1900
Philadelphia, PA 19103

May 21, 2014

Personal and Confidential

Eric M. Specter
1426 Gentlemens Way
Dresher, PA 19025

Re: Employment Terms

Dear Eric:

On behalf of Five Below, Inc. (the “Company”), I am proud to extend you an offer to join our firm as our Chief Administrative Officer. In that position you will be an integral part of our senior management team. This letter agreement (“Agreement”) memorializes the terms and conditions agreed to and shall become effective upon your start date with the Company which is anticipated to be August 4, 2014 (the “Effective Date”), which shall be as soon as administratively feasible after expiration of the 90 day notice period with your current employer (or upon current employer’s consent to terminate the required notice period earlier). The terms and conditions of your employment with the Company following the Effective Date shall be as follows:

POSITION:	Chief Administrative Officer.

REPORTING:	Chief Executive Officer of the Company (the “CEO”).

DUTIES:
You agree to perform all reasonable and lawful duties required as Chief Administrative Officer of the Company, as determined and assigned by the CEO from time to time, including, without limitation, supervision and control over, and responsibility for, supply chain (distribution and planning/allocation), real‐estate and construction, IT and Legal. Your employment will be on a full‐time and exclusive basis, and you agree that you will not accept other employment or engage in any activity that would impair or interfere with the performance of your duties to the Company, whether or not for compensation, without the express written consent of the Company’s Board of Directors (the “Board”), provided, however, that Board consent for a non-conflicting board position and customary non-profit activities will not be unreasonably withheld.

BASE SALARY:
Commencing with the Effective Date, you will be paid an annual base salary of $475,000 (“Base Salary”), payable in accordance with the Company’s regular payroll practices in effect from time to time. Commencing with the Company’s 2015 fiscal year, your Base Salary will increase to $500,000 per annum. Commencing with the Company’s 2016 fiscal year, your Base Salary will be subject to annual review for increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

ANNUAL INCENTIVE

BONUS:
Each year during your employment, you will be eligible for an annual cash performance bonus opportunity at a target of 50% of Base Salary and a maximum of 60% of Base Salary, subject to satisfaction of pre‐established Company performance goals applicable to the Company’s senior executive officers (the “Performance Bonus”). For the Company’s 2014 fiscal year, you will be eligible for a full-year Performance Bonus in recognition of your forfeiture of a full‐year bonus opportunity at your prior employer.

LTIP:
Commencing with the Company’s 2015 fiscal year, you will be eligible for an annual equity grant pursuant to the Company’s long‐term incentive program, with a targeted annual grant value equal to $400,000. Such equity grants shall be delivered at the same time and vested subject to the same terms and conditions as equity grants made to the Company’s other senior executive officers.

INITIAL EQUITY

GRANT:
On or as soon as administratively feasible following the Effective Date, you will receive an equity grant of 80,000 options and 10,000 restricted stock units (“RSUs”). Subject to your continued employment on each vesting date, these options and RSUs will vest 50% on the second anniversary of the Effective Date, 25% on the third anniversary of the Effective Date and 25% on the fourth anniversary of the Effective Date.

SIGNING BONUS:
On the Effective Date, you will be paid a cash signing bonus of $95,000. On the first anniversary of the Effective Date you will receive another payment of $95,000, subject to your continued employment on such date.

BENEFITS:
During employment, you will be eligible to participate in all medical and health plans or other employee welfare benefit plans and any holiday, vacation, perquisite or retirement plans that the Company provides to other senior executive officers, subject to the terms of those plans.

LEGAL FEES:
On or as soon as administratively feasible following the execution of this Agreement and your submission in accordance with the Company’s reimbursement policies in effect from time to time, the Company will reimburse you for reasonable legal fees incurred in connection with the negotiation and execution of this Agreement and the representation of the Company in ensuring that you are aware of your obligations under this Agreement and the non-disclosure and non-competition agreement of even date herewith.

TERMINATION:
You will be an “at-will” employee who can resign or terminate your employment with the Company at any time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without “Cause” or advance notice.

Upon a termination of your employment with the Company for any reason, you will be entitled to your accrued but unpaid Base Salary, all unused vacation days in the year of such termination, any vested benefits provided upon termination of employment under any of the Company’s benefit plans (other than any severance plan), reimbursement of all business expenses properly incurred prior to termination of your employment, and any Performance Bonus earned for a fiscal year prior to the fiscal year in which such termination occurs, but not yet paid as of the date of termination (collectively, the “Accrued Benefits”).

SEVERANCE:
Notwithstanding your at-will employment, if the Company terminates your employment without “Cause”, or you terminate your employment for "Good Reason,” in addition to the Accrued Benefits, you will also be entitled to:

*
12 months of Base Salary continuation following such termination, payable in accordance with the Company’s normal payroll practices in effect from time to time and such payments will commence on the first payroll date of the Company following the thirtieth (30th) day of the termination of your employment, subject to any delay required under Section 409A of the Code (the “First Payroll Date”). The portion of the severance pay that would have been paid to you during the period between the termination of your employment and the First Payroll Date had no thirty-day delay been required will be paid to you in a lump sum on the First Payroll Date and thereafter the remaining portion of the severance pay will be paid without delay as provided in this paragraph; and

*
monthly payments equal to the applicable monthly premium for COBRA continuation coverage for so long as you are receiving such continuation coverage up to 12 months after such termination, commencing on the First Payroll Date; provided that the portion of the COBRA premiums paid by you during the period between the termination of your employment and the First Payroll Date, if any, had no thirty-day delay been required will be paid to you in a lump sum on the First Payroll Date.

For this purpose:

“Cause” means (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (ii) material refusal, failure or inability to perform any material obligation or fulfill any reasonable and lawful duty (other than any duty or obligation of the type described in clause (iv) below) to the Company (other than due to a Disability as defined in the Company Equity Incentive Plan), which failure, refusal or inability is not cured within 10 days after delivery of notice thereof from, and in the good faith judgment of, the Board; (iii) gross negligence or willful misconduct in the course of employment; (iv) any material breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; (v) other conduct involving any type of disloyalty to the Company or any of its affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty except that good faith disagreements regarding reimbursable expenses or other expenditures by Employee shall not constitute acts of fraud, theft or embezzlement; and (vi) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or a felony.

“Good Reason” means (i) a material diminution in your Base Salary or Performance Bonus target; (ii) a material, adverse change in your authority, duties, title or responsibilities from those in effect on the Effective Date; (iii) any willful action or inaction that constitutes a material breach by the Company of any of its covenants or obligations under this Agreement; or (iv) the relocation of the geographic location of your principal place of employment by more than 50 miles from your office on the Effective Date.
Notwithstanding the foregoing, your assertion of a right terminate for Good Reason shall not be effective unless (A) the condition described arose without your consent; (B) you provide written notice to the Board of the existence of such condition(s) within 60 days of the initial existence of such condition(s); (C) the condition(s) specified in such notice have remained uncorrected for 30 days following the Board’s receipt of such written notice (the “Good Reason Cure Period”); and (D) you provide notice to the Company within 15 days following the expiration of the Good Reason Cure Period that you wish to resign on account for Good Reason (your termination for Good Reason shall become effective on the first business day following the end of your 15 day notice period).

Notwithstanding the foregoing, all severance benefits will be contingent upon your execution of a fully effective and non-revocable general release of claims against the Company and its affiliates, in substantially the form attached hereto as Exhibit A (the “Release”), within 30 days following the termination of your employment, which release will be provided to you within five days of the termination of your employment.

NONDISCLOSURE:
You acknowledge that you will be bound by the terms of the Non-Disclosure Agreement, which you executed on even date in connection with your execution of this Agreement; including without limitation the non-competition, non-solicitation, non-disparagement, intellectual property and work-for-hire provisions contained therein.

SECTION 409A

COMPLIANCE:
Notwithstanding any provision to the contrary herein, no severance shall be paid pursuant to this Agreement unless the termination of your employment constitutes a “separation from service” (as such term is defined in Treas. Reg. Section 1.409A-1(h), including the default presumptions).

To the maximum extent permitted under Section 409A of the Code (“Section 409A”), the severance payments and benefits payable under this Agreement are intended to be exempt from Section 409A in reliance on the “separation pay exception” under Treas. Reg. Section 1.409A-1(b)(9)(iii). If any payment, compensation or other benefit provided to you in connection with the termination of your employment is determined by the Company, in whole or in part, not to be so exempt and to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), then such “nonqualified deferred compensation” will not be paid before (i) the first regularly scheduled payroll date following the sixth (6th) month after the termination of your employment or (ii) the first regularly scheduled payroll date following your death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date will be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date will be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

Notwithstanding the other provisions hereof, this Agreement is intended to comply with or be exempt from the requirements of Section 409A, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with or be exempt from Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. In no event may you designate the calendar year of payment of any severance benefits payable to you under this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, all reimbursements and in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

MISCELLANEOUS:
The Company will be entitled to withhold from any amounts to be paid or benefits provided to you hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company will be entitled to rely on the advice of counsel if any question as to the amount or requirement of any such withholding shall arise.

As a Company employee, you will be expected to abide by all Company rules and regulations.

Neither this Agreement nor any of your rights, duties or obligations shall be assignable by you, nor shall any of the payments required or permitted to be made to you by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws.

Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the CEO of the Company at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.

This Agreement shall be exclusively governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law doctrine.

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

This Agreement forms the complete statement of your employment terms with the Company, and supersedes any other agreements made to you by anyone, whether oral or written, including without limitation, any previously received Candidate Term Sheet. This Agreement may not be amended or revised except by a writing signed by the parties.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

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If you are in agreement with the foregoing, please execute this Agreement at the signature line below and return an executed copy to my attention.

Very truly yours,

/s/ Thomas G. Vellios
Thomas G. Vellios
President & Chief Executive Officer

Accepted and agreed to by:

/s/ Eric M. Specter
Eric M. Specter

Date: May 21, 2014

EXHIBIT A

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments described in the employment agreement between Five Below, Inc. (the “Company”) and Eric M. Specter (“you”) dated May 21, 2014, (the “Employment Agreement”); thus, by executing this general release (“General Release”), you, on your own behalf and on behalf of your heirs, estate and beneficiaries, generally release and forever discharge the Company, its predecessors, successors or assigns, affiliates, shareholders or members, and their respective managers, members, partners, officers, directors, agents and employees and each of their heirs, executors, successors and assigns (individually a “Released Party” and collectively the “Released Parties”) from any and all claims and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have, against any of the Released Parties, arising out of or relating to your employment relationship with the Company, and/or your separation from that employment relationship, including but not limited to:
a.    All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.
b.    All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Americans with Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; and any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes under any applicable state or local laws or ordinances or any other legal restrictions on the Released Parties’ rights.
c.    All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; your activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.
d.    All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites including payments, benefits, and reimbursements; except as otherwise provided in the Employment Agreement.
e.    All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.
f.    All claims for attorneys’ fees, costs, and interest.
The foregoing release shall not extend to the following: (i) your rights to receive severance under the terms of the Employment Agreement; (ii) any rights you may have to receive vested amounts under any of the Company's employee benefit plans and/or pension plans or programs; (iii) your rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA);  (iv) any rights or claims that the law does not allow to be released and/or waived by private agreement; (v) any rights or claims that are based on events occurring after the date on which you sign this General Release; (vi) any rights or claims that you have relating to your outstanding equity rights to receive shares of common stock of the Company, as well as any shares of common stock of the Company that you own and (vii) any claims to indemnification or insurance coverage, including but not limited to “D&O coverage”, that you may have with respect to any claims made or threatened against you in your capacity as a director, officer or employee of the Company.  You acknowledge and agree that even though claims and facts in addition to those now known or believed by you to exist may subsequently be discovered, it is your intention to fully settle and release all claims you may have against the Released Parties, whether known, unknown or suspected.
It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work-related injury.
This General Release shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws. If any clause of this General Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release.
You understand and agree that the compensation and benefits described in the Employment Agreement offer you consideration greater than that to which you would otherwise be entitled. You acknowledge that before entering into this agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you have been advised to do so, and to the extent you deem appropriate, you have fully availed yourself of this right. You acknowledge that you have executed this General Release knowingly and voluntarily with full understanding of its terms and after having been advised and having had the opportunity to seek and receive advice and counsel from your attorney. You acknowledge that you have been given a period of at least 21 days within which to consider this General Release or have knowingly and voluntarily waived your right to do so. You understand that you may revoke this General Release during the seven days following the execution of this General Release by delivering notice to the Company. If no such revocation occurs, this General Release shall become effective on the eighth day following the execution of this General Release.
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I hereby state that I have carefully read this General Release and that I am signing this General Release knowingly and voluntarily with the full intent of releasing the Released Parties from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this General Release on an earlier date.

______________________________        ________________________________
Date                        Eric M. Specter
FIVE BELOW, INC.
1818 MARKET STREET
SUITE 2000
PHILADELPHIA, PENNSYLVANIA 19103

May 21, 2014
Dear Eric:
In connection with your potential employment with Five Below, Inc. (the “Company”), from time to time, the Company may provide you with, or you may otherwise obtain, confidential information regarding the Company and its business.
1.All information about the Company and its business furnished by the Company or on the Company’s behalf to you, or otherwise obtained by you in connection with your employment with the Company, is referred to in this letter agreement as “Proprietary Information.” For purposes of this letter agreement, Proprietary Information: (a) shall include all documents which are prepared by you, including all correspondence, memoranda, notes, summaries, analyses, studies, models, extracts of and documents and records reflecting, based on or derived from Proprietary Information as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices (all such documents and writings which are prepared by you are sometimes referred to herein as “Evaluation Documents”); and (b) shall not include information which is or becomes generally available to the public other than as a result of a disclosure by you.
2.Unless otherwise agreed to in writing by the Company, you agree that you will keep all Proprietary information confidential and not disclose or reveal any Proprietary Information to any person, except as otherwise required by law or in a judicial or administrative process with subpoena powers.
3.You agree that you will, upon the Company’s request, promptly deliver to the Company all Proprietary Information in your possession or control.
4.In consideration of your employment with the Company and the Company’s providing you with, or your otherwise obtaining, the Proprietary Information, you agree that for a period of two (2) year from the date of the termination of your employment with the Company for any reason, you will not, either directly or indirectly, on your own behalf or in the service of or on behalf of others, together with or on behalf of any other person: (a) engage or participate, or provide any service to any person that is engaged or plans to engage, (i) in a business that sells at retail more than a majority of its product at fixed price points of $10 (or integral multiples thereof) or less or any combination of one or more price points of $10, (or integral multiples thereof) or less, such as by way of example, the retailer B Tween $1 and Five or (ii) in a business that devotes a majority of its sales area to the retail sale of party goods, or is known as a party store, such as (by way of example and not limitation): Party City or Factory Card Outlet; or (b) solicit, recruit, hire or attempt to solicit, recruit or hire, any employee of the Company.
5.If any court determines that any provision of this letter agreement is unenforceable because of its duration or geographic scope or otherwise, then that court will have the power to modify such provision and, in its amended form, such provision will then be enforceable.
6.In the event that any provision in this letter agreement is prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
7.Without prejudice to the rights and remedies otherwise available to the Company, you agree that the Company shall be entitled to equitable relief by way of injunction if you breach or threaten to breach any of the provisions of this letter agreement. In the event that the Company should seek an injunction or other equitable relief hereunder, you hereby waive any requirement that the Company post a bond or any other security. It is understood that any failure or delay by the Company in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof. The prevailing party in any action or proceeding under this letter agreement shall be entitled to be reimbursed for all costs and expenses incurred by that party in connection therewith (including, without limitation, reasonable attorney’s fees).
8.This letter agreement constitutes the entire and exclusive agreement between the parties respecting the subject matter hereof, superseding all prior discussions, agreements or arrangements, whether oral or written, with respect to the subject matter thereof. This letter agreement may not be amended unless in writing and signed by both parties.
9.By executing this agreement, you are acknowledging that you have been provided with ample time to carefully review each of the provisions of this letter agreement and to consult with counsel of your choice, and that you fully understand each of the provisions of this agreement.
10.This letter agreement may be executed and delivered by facsimile signature in two or more counterparts, each of which shall constitute an original instrument and all of which, together, shall constitute the same letter agreement.
11.This letter agreement, its interpretation and enforcement, shall be governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed wholly therein.
Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter agreement enclosed herewith.
Yours truly,

FIVE BELOW, INC.

By:    /s/Thomas G. Vellios
Thomas G. Vellios
President & Chief Executive Officer

Accepted and Agreed:
/s/ Eric M. Specter
Eric M. Specter